Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Announces Fiscal Year 2021 Second Quarter Financial Results and Declares Fiscal Year 2021 Third Quarter Distribution of $0.29 Per Share

NEW YORK, NY, May 10, 2021 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its second fiscal quarter ended March 31, 2021.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “Company” refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	March 31, 2021	December 31, 2020
Investment portfolio, at fair value	$4,395,261	$4,507,218
Total assets	$4,605,288	$4,802,568
Net asset value per share	$14.86	$14.60

	Quarter Ended
	March 31, 2021	December 31, 2020
Net investment income per share	$0.24	$0.23
Amortization of purchase premium per share	$0.05	$0.06
Adjusted net investment income per share[1]	$0.29	$0.29

Net realized/unrealized gain/(loss) per share	$0.31	$0.33
Reversal of realized / unrealized loss resulting from the amortization of the purchase premium per share	$(0.05)	$(0.06)
Adjusted net realized/unrealized gain/(loss) per share[1]	$0.26	$0.27

Earnings/(loss) per share	$0.55	$0.56
Adjusted earnings/(loss) per share[1]	$0.55	$0.56

Net asset value per share	$14.86	$14.60
Distributions paid per share	$0.29	$0.29

1     On September 16, 2019, the Company completed its acquisition of Golub Capital Investment Corporation ("GCIC"). The merger was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC assets acquired by the Company pro-rata based on their relative fair value. Immediately following the acquisition of GCIC, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the GCIC assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:
•“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium and the accrual for the capital gain incentive fee required under GAAP (including the portion of such accrual that is not payable under the Company's investment advisory agreement) from net investment income calculated in accordance with GAAP.
•“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.
•“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss). "Adjusted earnings per share" also excludes the impact of the retroactive adjustment to the weighted average shares calculation due to the bonus element of the rights offering and the resulting impact on earnings per share.
The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisition of GCIC and is one method the Company uses to measure its financial condition and results of operations. In addition, the Company believes excluding the accrual of the capital gain incentive fee in the above non-GAAP financial measures is useful as it includes the portion of such accrual that is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors. Finally, the Company believes excluding the impact of the retroactive adjustment to the weighted average shares calculation due to the bonus element of the rights offering and the resulting impact on per share data is useful for investors as it presents per share financial data that is consistent with what was previously reported.

Exhibit 99.1

Second Fiscal Quarter 2021 Highlights

•Net investment income per share for the quarter ended March 31, 2021 was $0.24 as compared to $0.23 for the quarter ended December 31, 2020. Excluding $0.05 per share in purchase premium amortization from the GCIC acquisition, Adjusted Net Investment Income Per Share1 for the quarter ended March 31, 2021 was $0.29. This compares to Adjusted Net Investment Income Per Share1 of $0.29 for the quarter ended December 31, 2020 when excluding $0.06 per share in purchase premium amortization from the GCIC acquisition.
•Net realized and unrealized gain per share for the quarter ended March 31, 2021 was $0.31. Adjusted Net Realized and Unrealized Gain Per Share1 was $0.26 when excluding the $0.05 per share reversal of net realized loss and unrealized depreciation resulting from the amortization of the purchase premium. The Adjusted Net Realized and Unrealized Gain Per Share1 for the quarter ended March 31, 2021 primarily resulted from a continued reversal in unrealized depreciation in the fair value of some of our portfolio company investments that was recognized during the quarter ended March 31, 2020 primarily due to the adverse economic effects of the COVID-19 pandemic. The partial reversal in unrealized depreciation for the quarter ended March 31, 2021 was primarily attributable to portfolio companies that generally continued to perform well. Strong performance across the portfolio was reflected in our internal performance ratings that have largely returned to pre-COVID levels. For additional analysis, please refer to the Quarter Ended 03.31.21 Investor Presentation available on the Investor Resources link on the homepage of Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Investor Presentation was also filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K. These results compare to net realized and unrealized gain per share of $0.33 during the quarter ended December 31, 2020. Adjusted Net Realized and Unrealized Gain Per Share1 for the quarter ended December 31, 2020 was $0.27 when excluding the $0.06 per share reversal of net realized loss and unrealized loss resulting from the amortization of the purchase premium.
•Earnings per share for the quarter ended March 31, 2021 was $0.55 as compared to $0.56 for the quarter ended December 31, 2020. Adjusted Earnings Per Share1 for the quarter ended March 31, 2021 was $0.55 as compared to $0.56 for the quarter ended December 31, 2020.
•Net asset value per share increased to $14.86 at March 31, 2021 from $14.60 at December 31, 2020.
•On March 30, 2021, we paid a quarterly distribution of $0.29 per share and on May 7, 2021, our board of directors declared a quarterly distribution of $0.29 per share, which is payable on June 29, 2021 to stockholders of record as of June 11, 2021.

Portfolio and Investment Activities

As of March 31, 2021, the Company had investments in 256 portfolio companies with a total fair value of $4,395.3 million. This compares to the Company’s portfolio as of December 31, 2020, as of which date the Company had investments in 253 portfolio companies with a total fair value of $4,507.2 million. Investments in portfolio companies as of March 31, 2021 and December 31, 2020 consisted of the following:

	As of March 31, 2021		As of December 31, 2020
	Investments	Percentage of	Investments	Percentage of
	at Fair Value	Total	at Fair Value	Total
Investment Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$683,532	15.5%	$706,935	15.7%
One stop	3,567,140	81.2	3,667,769	81.4
Junior debt*	31,163	0.7	28,170	0.6
Equity	113,426	2.6	104,344	2.3
Total	$4,395,261	100.0%	$4,507,218	100.0%

*	Junior debt is comprised of subordinated debt and second lien loans.

Exhibit 99.1

The following table shows the asset mix of our new investment commitments for the three months ended March 31, 2021:

	For the three months ended March 31, 2021
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$57,002	24.3%
One stop	176,477	75.2
Equity	1,224	0.5
Total new investment commitments	$234,703	100.0%

*	Junior debt is comprised of subordinated debt and second lien loans.
Total investments in portfolio companies at fair value were $4,395.3 million at March 31, 2021. As of March 31, 2021, total assets were $4,605.3 million, net assets were $2,499.1 million and net asset value per share was $14.86.
Consolidated Results of Operations
For the second fiscal quarter of 2021, the Company reported GAAP net income and Adjusted Net Income1 of $91.3 million or $0.55 per share. GAAP net investment income was $40.3 million or $0.24 per share and Adjusted Net Investment Income1 was $49.0 million or $0.29 per share.  GAAP net realized and unrealized gain was $51.0 million or $0.31 per share and Adjusted Realized and Unrealized Gain/(Loss)1 was $42.3 million or $0.26 per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation, including as a result of the effects of the COVID-19 pandemic. As a result, quarterly comparisons of net income may not be meaningful.

Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), unsecured notes, U.S. Small Business Administration, or SBA, debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, unsecured notes, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.
As of March 31, 2021, we had cash, cash equivalents and foreign currencies of $77.1 million, restricted cash, cash equivalents and foreign currencies of $107.0 million and $2,086.2 million of debt outstanding. As of March 31, 2021, subject to leverage and borrowing base restrictions, we had approximately $499.8 million of remaining commitments and $499.8 million of availability, in the aggregate, on our revolving credit facilities with various banks. In addition, as of March 31, 2021, we had $100.0 million of remaining commitments and availability on our unsecured line of credit with GC Advisors and $65.0 million of unfunded debenture commitments available to be drawn, subject to customary SBA regulatory requirements.

On February 11, 2021, we closed on a $475.0 million revolving credit facility with JP Morgan, which matures on February 11, 2026. The interest rate on the facility ranges from 1 month LIBOR + 1.75% to 1 month LIBOR + 1.875%.

On February 24, 2021, we issued $400.0 million of unsecured notes, which bear a fixed interest rate of 2.50% and mature on August 24, 2026.

On February 23, 2021, we decreased the borrowing capacity under our revolving credit facility with Morgan Stanley to $75.0 million. On April 13, 2021, we amended the facility to, among other things, extend the reinvestment period to April 12, 2024 from May 3, 2021, extend the maturity date to April 12, 2026 from May 1, 2024, and reduce the interest rate on borrowings to 1 month LIBOR + 2.05% from 1 month LIBOR + 2.45%.

Exhibit 99.1

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower could be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments could be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.
Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of March 31, 2021 and the impact from COVID-19, please refer to the Quarter Ended 03.31.21 Investor Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.
The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of March 31, 2021 and December 31, 2020:

	March 31, 2021		December 31, 2020
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$666,953	15.2%	$313,341	7.0%
4	3,151,460	71.7	3,334,609	74.0
3	528,272	12.0	808,152	17.9
2	47,955	1.1	50,258	1.1
1	621	0.0 *	858	0.0 *
Total	$4,395,261	100.0%	$4,507,218	100.0%

*	Represents an amount less than 0.1%.

1     See footnote 1 to 'Selected Financial Highlights' above.

Exhibit 99.1

Conference Call
The Company will host an earnings conference call at 3:00 p.m. (Eastern Time) on Tuesday, May 11, 2021 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (833) 900-2240 approximately 10-15 minutes prior to the call; international callers should dial +1 (236) 714-2752. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 03.31.21 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 11:59 p.m. (Eastern Time) on May 18, 2021. To hear the replay, please dial (800) 585-8367. International dialers, please dial +1 (416) 621-4642. For all replays, please reference program ID number 2269468.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	March 31, 2021	December 31, 2020
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $4,444,401 and $4,604,818, respectively)	$4,395,261	$4,507,218
Cash and cash equivalents	75,919	26,500
Unrestricted foreign currencies (cost of $1,184 and $527, respectively)	1,185	527
Restricted cash and cash equivalents	106,105	242,783
Restricted foreign currencies (cost of $789 and $1,340, respectively)	873	1,355
Interest receivable	18,386	18,628
Other assets	7,559	5,557
Total Assets	$4,605,288	$4,802,568

Liabilities
Debt	$2,086,204	$2,332,563
Less unamortized debt issuance costs	18,437	10,822
Debt less unamortized debt issuance costs	2,067,767	2,321,741
Unrealized depreciation on forward currency contracts	3,835	4,956
Interest payable	13,376	12,551
Management and incentive fees payable	15,998	17,330
Accounts payable and accrued expenses	5,181	3,863
Total Liabilities	2,106,157	2,360,441

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively.	—	—
Common stock, par value $0.001 per share, 200,000,000 shares authorized, 168,231,707 and 167,259,511 issued and outstanding as of March 31, 2021, and December 31, 2020, respectively.	168	167
Paid in capital in excess of par	2,638,801	2,624,608
Distributable earnings	(139,838)	(182,648)
Total Net Assets	2,499,131	2,442,127
Total Liabilities and Total Net Assets	$4,605,288	$4,802,568

Number of common shares outstanding	168,231,707	167,259,511
Net asset value per common share	$14.86	$14.60

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	March 31, 2021	December 31, 2020
	(unaudited)	(unaudited)
Investment income
Interest income	$83,728	$82,209
GCIC acquisition purchase price premium amortization	(8,722)	(9,230)
Dividend income	42	160
Fee income	1,153	907
Total investment income	76,201	74,046

Expenses
Interest and other debt financing expenses	16,190	15,081
Base management fee	15,082	15,224
Incentive fee	942	2,004
Professional fees	1,201	837
Administrative service fee	2,000	1,602
General and administrative expenses	478	291
Total expenses	35,893	35,039
Net investment income	40,308	39,007

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	1,171	(1,614)
Foreign currency transactions	(1,117)	(778)
Net realized gain (loss) in investment transactions	54	(2,392)
Net change in unrealized appreciation (depreciation) from:
Investments	48,460	63,090
Translation of assets and liabilities in foreign currencies	1,372	(1,374)
Forward currency contracts	1,121	(3,892)
Net change in unrealized appreciation (depreciation) on investment transactions	50,953	57,824
Net gain (loss) on investments	51,007	55,432

Net increase (decrease) in net assets resulting from operations	$91,315	$94,439

Per Common Share Data
Basic and diluted earnings (loss) per common share	$0.55	$0.56
Dividends and distributions declared per common share	$0.29	$0.29
Basic and diluted weighted average common shares outstanding	167,281,115	167,259,511

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and credit asset manager, with over $35 billion of capital under management. Golub Capital specializes in delivering reliable, creative and compelling financing solutions to middle market companies backed by private equity sponsors. The firm’s credit expertise also forms the foundation of its Late Stage Lending business and its Broadly Syndicated Loan investment program. Across its activities, Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from its private equity sponsor clients and investors. Founded over 25 years ago, Golub Capital today has over 500 employees and lending offices in Chicago, New York, San Francisco and London. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com

Source: Golub Capital BDC, Inc.